Calculation of Filing Fee Tables
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FORM?S-1
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Ruyizhou INC
(Exact Name of Registrant as Specified in its Charter)
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Table 1: Newly Registered and Carry Forward Securities
 Security
Type Security Class
Title Fee Calculation or Carry Forward Rule Amount
Registered Proposed Maximum Offering
Price Per Security Maximum
Aggregate Offering Price Fee Rate Amount of
Registration Fee
Fees to?Be
Paid Equity Ordinary shares,
$0.0001?par?value 457(a) 1,000,000
Shares $1.00 $1,000,000 0.0001531 $153.10
Total Offering Amounts $1,000,000  $153.10
Total Fees Previously Paid $153.10
Net Fee Due $0.00